EXHIBIT 5.1


                      [LETTERHEAD OF DORSEY & WHITNEY LLP]




                                October 10, 2001

Unity Wireless Corporation
7438 Fraser Park Drive
Burnaby, British Columbia  V5J 5B9
Canada


Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to Unity Wireless Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") relating to the sale of up to 1,271,428 shares of common stock of the Company, par value $.001 per share (the "Common Stock").

     We have reviewed the Certificate of Incorporation of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming payment in full of the purchase price therefor, the shares of Common Stock are, or when issued will be, validly issued, fully paid and nonassessable.

     This opinion is limited to applicability of the Delaware General Corporation Law to the issuance of the shares of Common Stock. This opinion does not cover nor is in any way related to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any other state common law or any other federal law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Dorsey & Whitney LLP